EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


The following are wholly-owned subsidiaries of the Company at December 31, 1997:


                                                                        Year Of
Industry Segment           Subsidiary               Incorporation   Organization
----------------           ----------               -------------   ------------
Continuing Operations:

  Educational Products   Gamco Industries, Inc.           Texas            1968
                           (part of Siboney Learning
                           Group Division)

  Natural Resources      Axel Heiberg Oil Company         Delaware         1968

  Natural Resources      Siboney Resources - Texas, Inc.  Texas            1968

  Natural Resources      Siboney Coal Company, Inc.       Kentucky         1978


Discontinued Operations:

  Audiovisual Equipment  Siboney Communications, Inc.     Texas            1950